EXHIBIT 99.1

Bay National Corporation
Announces Trust Preferred Securities Issue

BALTIMORE, MD (December 15, 2005) Bay National Corporation (OTCBB:BANI.OB) today announced that its wholly owned subsidiary, Bay National Capital Trust I, issued $ 8.0 million of 30-year fixed rate (7.20 percent) trust preferred securities. The trust preferred securities require quarterly payments of interest, mature on February 23, 2036 and are redeemable at Bay National Corporation’s option, in whole or in part, beginning February 23, 2007 at 104%, which premium decreases to par after February 23, 2007.

The trust preferred securities were sold in a private placement pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended, and may not be reoffered or resold in the United States absent registration or an exemption from the registration requirements

The proceeds from the sale of the trust preferred securities, were used to acquire debt securities of Bay National Corporation which, in turn, used $2.2 million of the proceeds to repay in full the amount outstanding under its credit facility with Drovers Bank of York, Pennsylvania, a division of Fulton Bank, and intends to use the remainder for general corporate purposes, including but not limited to supporting continued asset growth.

Bay National Bank, a wholly-owned subsidiary of Bay National Corporation, was founded in 2000 to fill the void created by the unprecedented bank merger and acquisition activity. The bank’s niche is small to middle-market businesses, professional service firms, non-profit entities and successful individuals. It offers a complete range of commercial, private, cash management, retail and mortgage banking services delivered with a high degree of respect and integrity.

Bay National Corporation, with assets at September 30, 2005 of $202.4 million, has two full-service banking offices—Baltimore and Salisbury, Maryland.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements, regarding Bay National Corporation’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, statements regarding the anticipated use of the proceeds from the trust preferred securities, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
Mark A. Semanie, Executive Vice President & CFO	410-427-3715